EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                            VERTEX INTERACTIVE, INC.

      The undersigned, being the Chief Executive Officer and Secretary of VERTEX INTERACTIVE, INC., a corporation existing under the laws of the State of New Jersey, do hereby certify under the seal of the said corporation as follows:

1. The certificate of incorporation of the Corporation is hereby amended by replacing Article First, in its entirety, with the following:

      "FIRST: The name of the Corporation is Cape Systems Group, Inc."

2. The certificate of incorporation of the Corporation is hereby amended by replacing Article Third, in its entirety, with the following:

            "THIRD: The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.005. The second class of stock shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

            The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

               Class            Par Value                  Authorized Shares
               -----            ---------                  -----------------
               Common             $0.005                      1,000,000,000
               Preferred           $0.01                          2,000,000
                                                           ----------------
               Totals:                                        1,002,000,000"


      3. The amendments of the articles of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's stockholders in accordance with the provisions of Section 14A:5-6 of the General Corporation Law of the State of New Jersey.

      4. The effective date of this Certificate of Amendment shall be April 8, 2005.

      IN WITNESS WHEREOF, this Certificate of Amendment of the Corporation's Articles of Incorporation, as amended, to be signed by Nicholas R. Toms, its Chief Executive Officer, and Barbara H. Martorano, its Secretary, this 30th day of March, 2005.


                                  VERTEX INTERACTIVE, INC.


                                  By: /s/ NICHOLAS R. TOMS
                                      --------------------
                                      Nicholas R. Toms, Chief Executive Officer


                                  By: /s/ BARBARA H. MARTORANO
                                      ------------------------
                                      Barbara H. Martorano, Secretary


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